Exhibit 99

Susquehanna Media Co. – Third Quarter 2004 Results

November 11, 2004

York, PA – Susquehanna Media Co. (Media) reported $108.4 million consolidated revenues for the third quarter ended September 30, 2004. Revenues increased $9.4 million or 9% compared to third quarter 2003. Quarterly operating income of $23.3 million represented a $1.2 million or a 5% decrease from third quarter 2003. Third quarter 2004 operating income included a $2.4 million operating loss for the Carmel, New York cable systems (“Carmel”), that were acquired on March 9, 2004 and a $1.7 million in cable programming expense reductions.

Media’s revenues for the nine months ended September 30, 2004 were $306.6 million, an increase of $28.0 million or 10% over 2003. Operating income of $61.6 million was $5.1 million or 8% lower than the first nine months of 2003. Carmel contributed $18.2 million of revenues and a $5.4 million operating loss from acquisition through September 30, 2004. The annual valuation change for the Cable Performance Share Plan impacted operating income for the nine months ended September 30, 2004 as deferred compensation expense of $1.5 million compared to a $0.4 million reduction of deferred compensation expense in 2003. A $1.7 million Cable programming expense reduction was also recognized for the nine months ended September 30, 2004.

On October 23, 2004, a subsidiary received a $2.1 million state income tax refund that included approximately $0.6 million of interest. The refund represents settlement of income tax audits for years 1997 through 2000. Due to significant uncertainties concerning the audits’ outcome, no income tax benefit was previously recognized. Media will reduce its provision for income taxes and recognize the interest income in fourth quarter 2004.

Media has agreed to sell the assets of Radio Station WABZ-FM, licensed to Albemarle, North Carolina, for approximately $11.5 million cash. FCC approval of the transaction has been granted. The gain on sale may approximate $10 million. Closing is expected in November 2004.

On May 15, 2004, Media redeemed all $150.0 million of its 8.5% Senior Subordinated Notes (“Notes”). Media utilized Term A Loan of its new senior secured credit facilities (“New Facilities”) to fund the redemption. A call premium of $6.4 million was paid to note holders. The call premium and unamortized deferred financing costs related to the Notes were recognized as a $9.1 million loss on extinguishment of debt in the second quarter.

On April 1, 2004, Media became the sole owner of 1051 FM LLC. We purchased Jesscom Inc.’s 60% interest in 1051FM LLC for $14.8 million cash. The New Facilities were used to fund this acquisition.

On March 9, 2004, we purchased the assets of cable systems serving the Carmel, New York area for $120.6 million cash. Concurrently, Media replaced its senior secured credit facilities with the New Facilities, which were utilized to fund this acquisition. As of March 9, the Carmel systems served approximately 29,100 video subscribers including approximately 8,900 residential telephony subscribers. The Carmel systems provide digital video, residential high-speed Internet access and circuit switched telephony.

Radio

Third quarter revenues of $61.3 million were $0.4 million or 1% lower than third quarter 2003. Radio’s third quarter operating income was $17.3 million, equal to operating income in 2003. Softness in the Dallas stations was offset by growth in the Atlanta and Kansas City stations.

Revenues for the nine months ended September 30, 2004 were $172.2 million, a $3.0 million or 2% increase over the same period in 2003. Operating income for the nine months was $45.1 million, an increase of $1.5 million or 3% over 2003.

Cable

Third quarter 2004 revenues totaled $46.2 million, an $11.4 million or 33% increase over third quarter 2003. Carmel contributed approximately $8.2 million to third quarter revenues. As of January 1st, Internet access, transport and hosting activities (“BlazeNet”) formerly reported in the Internet and Other segment, were merged into the Cable segment. Revenues for these activities totaled $1.5 million in the third quarter.

Cable operating income was $6.5 million for the third quarter, a decrease of $0.5 million or 7% from third quarter 2003. The decrease in Cable third quarter operating income was primarily attributable to Carmel’s $2.4 million operating loss for that period. The decrease was partially offset by a $1.7 million retroactive expense reduction for programming acquired through a related cable operator. The operator reached a favorable retroactive settlement with certain programming suppliers during the third quarter. The expense reduction will reduce the payments for future programming. As of September 30, 2004, average monthly revenue per basic subscriber was $62.54, an increase of $7.63 or 14% over 2003. Basic and expanded basic rate increases, higher revenues per customer in the Carmel system and increasing penetration of cable modem and digital video services were responsible for the higher average monthly revenue per basic subscriber. On a same systems basis, average revenue per basic subscriber was $59.74, an increase of $4.83 or 9% over 2003.

For the nine months ended September 30, 2004, Cable revenues were $132.0 million, an increase of $30.2 million or 30% over the same period in 2003. This improvement in revenues was attributable to Carmel, increased penetration of high-speed Internet access via cable modems and basic rate increases. Operating income declined $4.0 million or 17% for the nine months ended September 30, 2004. The decline in Cable operating income was caused the operating loss of the Carmel cable system of $5.4 million which was partially offset by the programming expense reduction described earlier.

On a same systems basis (excluding Carmel and BlazeNet), Cable revenues for the third quarter were $36.6 million, a $1.8 million or 5% increase over 2003. Revenue improvement was due to increased penetration of high-speed Internet access and basic rate increases implemented during the first quarter. Operating income was $9.0 million on a same systems basis, a $2.1 million or 30% increase from 2003. The increase in Cable operating income on a same systems basis was primarily due to the $1.7 million expense reduction for cable programming.

Cable revenues for the nine months ended September 30, 2004 on a same systems basis, were $109.3 million, $7.5 million or 7% higher than 2003. Operating income on a same systems basis for the nine months ended September 30, 2004 was $24.8 million, an increase of $1.4 million or 6% from 2003. The increase in revenues and operating income for nine months were due to the same factors cited for the third quarter.

Cable capital expenditures were $25.2 million for the nine months ended September 30, 2004. Rebuild expenditures of $13.3 million related to the Rankin County, Mississippi system rebuild. Media decided to accelerate the rebuild of the Rankin County system in order to expedite the launch of new services in response to competitive pressures. However, the diversion of construction contractors to Florida to aid in the repair of cable facilities destroyed by successive hurricanes hampered our third quarter progress. Commercial and residential line extension expenditures were approximately $3.4 million, customer premise equipment expenditures were $2.9 million, and scaleable infrastructure expenditures were $3.8 million for the nine months ended September 30, 2004.

Debt Covenant Compliance

Media was in compliance with all its covenants as of September 30, 2004. Certain loan covenants in the New Facilities and senior subordinated debt utilize a defined term, Consolidated EBITDA or EBITDA, to compare covenant compliance, including a fixed charge coverage ratio.

The indentures that govern both series of our senior subordinated notes contain covenants which determine compliance based on a financial measure called “Consolidated EBITDA”. Additionally, our New Facilities contain certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes, minority interest, interest expense, (net of interest income), depreciation and amortization, employee stock ownership plan expense, non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets.

Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that Consolidated EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity. As noted above, both our New Facilities and the indentures that govern both series of our senior subordinated notes contain certain covenants in which compliance is measured by Consolidated EBITDA or computations substantially similar to those used in determining Consolidated EBITDA. Furthermore, management expects that Consolidated EBITDA will be used to satisfy working capital, debt service and capital expenditure requirements and other commitments and contingencies.

Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered as alternative measure of a company’s operating performance or liquidity. Consolidated EBITDA as presented may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.

For the three and nine month periods ended September 30, 2004 and 2003, Consolidated EBITDA may be calculated as follows:

Three months ended September 30, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$17.3	$6.5	$(0.5)	$23.3
Depreciation and amortization	1.6	10.4	0.1	12.1
Allocated ESOP expense	1.9	0.7	0.0	2.6

Consolidated EBITDA	$20.8	$17.6	$(0.4)	$38.0

Three months ended September 30, 2003:

(in millions)	Radio	Cable	Other	Total
Operating income	$17.3	$7.0	$0.2	$24.5
Depreciation and amortization	1.5	6.0	0.2	7.7
Allocated ESOP expense	2.9	0.7	0.1	3.7

Consolidated EBITDA	$21.7	$13.7	$0.5	$35.9

Nine months ended September 30, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$45.1	$19.4	$(2.9)	$61.6
Depreciation and amortization	5.0	27.0	0.3	32.3
Allocated ESOP expense	6.0	2.4	0.1	8.5

Consolidated EBITDA	$56.1	$48.8	$(2.5)	$102.4

Nine months ended September 30, 2003:

(in millions)	Radio	Cable	Other	Total
Operating income	$43.6	$23.4	$(0.3)	$66.7
Depreciation and amortization	4.5	17.7	0.4	22.6
Allocated ESOP expense	6.4	1.7	0.2	8.3

Consolidated EBITDA	$54.5	$42.8	$0.3	$97.6

General

Attached for your review is a schedule of unaudited selected financial information for the quarters and nine months ended September 30, 2004 and 2003.

Conference Call

A conference call is scheduled to review Susquehanna Media Co.’s third quarter 2004 results on Monday, November 15, 2004 at 11:00 am EST. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

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Some of the statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans, estimated impact of accounting treatment changes, estimated SEC filing dates, and objectives of management for future operations, are forward-looking statements. Many of these risks are discussed in Media’s Annual Report on Form 10-K for the year ended December 31, 2003. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), acquisition opportunities and Media’s ability to integrate successfully any such acquisitions, our ability to successfully enter new lines of business, from time to time, such as telephony, meet expectations and estimates concerning future financial performance, financing plans, Media’s ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting Media’s business, possible nonrenewal of cable franchises, decreases in Media’s customers advertising expenditures and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries
Selected Financial Information

(dollars in thousands, except Cable Operating Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Income Statement Data:
Revenues:
Radio	$61,243	$61,743	$172,155	$169,227
Cable	46,250	34,719	131,951	101,746
Internet	940	2,535	2,507	7,602

Total	108,433	98,997	306,613	278,575
Operating Income (1)
Radio	17,290	17,361	45,072	43,624
Cable	6,664	7,046	19,442	23,429
Internet and other	(629)	67	(2,866)	(361)

Total	23,325	24,474	61,648	66,692
Depreciation and amortization
Radio	1,603	1,453	5,013	4,499
Cable	10,370	5,949	26,955	17,636
Internet and other	101	313	292	438

Total	12,074	7,715	32,260	22,573
Other Financial Data:
ESOP expense Radio	2,327	2,895	6,752	6,414
Cable	952	698	2,678	1,723
Internet and other	53	83	158	158

Total	3,332	3,676	9,588	8,295
Radio employee stock plan revaluation (1)	—	—	—	—
Cable performance share plan revaluation (1)	7	(3)	1,482	(446)
Goodwill impairment loss	—	—	—	—
Interest expense, net	7,368	8,039	24,201	22,549
Interest income from loans to Parent (2)	1,674	1,744	4,986	5,171
Capital expenditures	12,006	6,041	28,745	23,495
Total Long-term debt			606,741	524,364

Cable Operating Data:
Homes passed			354,715	308,724
Total customers (3)			234,609	208,746
Total customer penetration (4)			66.1%	67.6%
Basic video subscribers			231,682	207,312
Internal growth of subscribers (5)			-1.5%	-0.7%
Basic video penetration (6)			65.3%	67.2%
Digital customers (7)			58,883	42,836
Digital customer penetration (8)			25.4%	20.7%
Cable modems (9)			62,533	36,518
Cable modem penetration (10)			19.6%	14.1%
Average monthly revenue per basic subscriber (11)			$62.54	$54.91
Cable capital expenditures			$25,232,000	$17,461,000

(1)	Nine month operating income in 2004 includes $901,000, $557,000 and $24,000 of deferred compensation expense in the Cable, Other and Radio segments, respectively, compared to a reduction of expense in nine month 2003 of $273,000, $163,000 and $7,000 for the Cable, Other and Radio segments, respectively.
(2)	Interest income on loans by Media to its Parent to fund the ESOP.
(3)	Total customers represent the sum of basic video customers and cable modem only customers.
(4)	Total customer penetration represents total customers as a percentage of homes passed.
(5)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(6)	Basic video penetration represents basic subscribers as a percentage of homes passed.
(7)	Digital customers represents the aggregate number of customer homes that subscribe to digital service.
(8)	Digital customer penetration represents digital customers as a percentage of basic subscribers.
(9)	Cable modems represents the aggregate number of cable modems that are billed for service.
(10)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(11)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.